Exhibit 10.1

MAST THERAPEUTICS, INC.

AMENDMENT OF STOCK OPTION AGREEMENTS

THIS AMENDMENT OF STOCK OPTION AGREEMENTS (the “Amendment”) is made and entered into by and between Mast Therapeutics, Inc., a Delaware corporation (the “Company”), and Patrick L. Keran (the “Optionee”). This Amendment shall become effective as set forth in Section 4 below.

RECITALS

A.The Company previously granted to the Optionee stock options identified on Exhibit A hereto (the “Subject Options”), each intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) to the fullest extent permitted by the Code.

B.The Subject Options are evidenced by written agreements (the “Agreements”) between the Company and the Optionee.

C.The Board of Directors of the Company (the “Board”) or a duly authorized committee of the Board has approved the amendment to the Agreements set forth below to extend the post-termination exercise period of the Subject Options, subject to the Optionee’s delivery and non-revocation of a general release of claims in a form acceptable to the Company.

AGREEMENT

In consideration of the mutual covenants and conditions contained and referenced herein, it is hereby agreed by and between the parties hereto that the Agreements shall be amended effective as of the Effective Date as follows:

1.Capitalized Terms.  Capitalized terms not otherwise defined in this Amendment will have the meanings assigned to such terms by the equity compensation plan(s) pursuant to which the Subject Options were granted and the Agreements governing the Subject Options, as amended below.

2.Amendment of the Agreements.  To the extent vested as of the Separation Date (as defined in the letter agreement, dated March 18, 2015, setting forth the terms of separation of employment between the Optionee and the Company (the “Letter Agreement”)), after taking into account any applicable vesting acceleration provision, the vested portions of the Subject Options may be exercised until 5:30 p.m. Eastern time on November 15, 2016 and the Subject Options will terminate at 5:31 p.m. Eastern time on November 15, 2016, unless a Subject Option is sooner terminated due to the exercise of the Subject Option, the occurrence of the expiration of the Subject Option as set forth in the Agreement governing the Subject Option (which generally is 10 years from the grant date), or as a result of a Change in Control (as defined in the Agreement governing the Subject Option).

3.Tax Consequences - Loss of Incentive Stock Option Status.  The parties acknowledge that by amending the Subject Options to extend their post-termination exercise periods as set forth in Section 2 above, the Subject Options that currently qualify as incentive stock options may no longer qualify as incentive stock options and instead may be treated as nonstatutory stock options.

4.Expiration of Amendment Offer and Effective Date of Amendment.  If this Amendment is not agreed to and executed by the Optionee on or before the earlier of (a) the date on which the Optionee executes the Letter Agreement and (b) twenty-one (21) days after the Letter Agreement is delivered to the Optionee, the offer to amend the Subject Options as set forth in this Amendment shall be terminated and the provisions described herein shall not be effective.  In addition, the effectiveness of this Amendment is specifically conditioned upon the Optionee agreeing to be bound by and not revoking the Letter Agreement, and shall become effective on the date the Letter Agreement becomes effective and non-revocable (the “Effective Date”).

5.Governing Law.  The validity and enforceability of this Amendment shall be governed by the laws of the State of California without regard to otherwise governing principles of conflicts of law.

6.Miscellaneous.  This Amendment shall: (a) be binding upon and shall inure to the benefit of the Optionee and the Optionee’s heirs, executors, administrators and successors in interest in accordance with the terms of the Agreements; (b) only be amended pursuant to a written instrument signed by the Optionee and the Company; (c) not be rendered invalid in its entirety due to the invalidity or unenforceability of one of its provisions; and (d) may be executed and delivered in counterparts and delivered by the Optionee via facsimile or electronic transmission of a file format that provides an image of the executed Amendment that can be viewed and printed (e.g., a .pdf file).

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the dates set forth below.

Mast Therapeutics, Inc.

By: _/s/ Brian M. Culley_______________Date:  March 18, 2015

Brian M. Culley

Chief Executive Offer

OPTIONEE:   Patrick L. Keran

___/s/ Patrick L. Keran_________________Date:  March 18, 2015

(Signature)

EXHIBIT A

SUBJECT OPTIONS

Option Grant Date	Exercise Price Per Share
3/31/2008	$13.50
7/21/2009	$3.25
2/02/2010	$8.00
2/01/2011	$2.29
7/06/2011	$3.26
12/08/2011	$0.60
1/02/2013	$0.59
6/19/2013	$0.50
1/02/2014	$0.47
6/19/2014	$0.65
1/02/2015	$0.58

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